Exhibit 10.6

Execution Version

ENERGY XXI GULF COAST, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and between Energy XXI Gulf Coast, Inc., a Delaware corporation (the “Company”), and John D. Schiller, Jr. (“Executive”) is entered into effective as of December 30, 2016 (the “Effective Date”).

WHEREAS, Executive is currently employed by the Company; and

WHEREAS, the Company desires to continue to employ Executive in an executive capacity, and Executive likewise desires to continue to be employed by the Company;

NOW, THEREFORE, in consideration the mutual promises, covenants, representations, obligations and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.          Employment-at-will. The Company agrees to employ Executive, and Executive hereby agrees to be employed by the Company. Employment of Executive shall be at will and may be terminated by either party on the terms and conditions set forth in this Agreement.

2.          Term of Employment. Subject to the provisions for termination provided in this Agreement, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through the third anniversary of the Effective Date.

3.          Executive’s Duties.

(a)          Positions. During the Term, Executive shall serve as President and Chief Executive Officer of the Company (and/or in such other positions as the parties mutually may agree), with such customary duties and responsibilities as may from time to time be assigned to him by the Company’s Board of Directors (the “Board”), provided that such duties are at all times consistent with the duties of such positions. Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of the Company or any of the Company’s Affiliates. For purposes of this Agreement, the term “Affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company. Executive agrees to serve in the positions referred to herein and to perform all duties relating thereto diligently and to the best of his ability.

(b)          Other Interests. Executive agrees, during the period of his employment by the Company, to devote his business time, energy and best efforts to the business and affairs of the Company and its Affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the prior written consent of the Board. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in personal investments and other corporate, civic and charitable activities that do not conflict with the business and affairs of the Company or interfere with Executive’s performance of his duties hereunder without the necessity of obtaining the consent of the Board, provided, however, that Executive agrees that if the Board determines that continued service with one or more of these entities is inconsistent with Executive’s duties hereunder and gives written notice of such to Executive, Executive will promptly resign from such position(s).

(c)          Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to use his reasonable best efforts to act at all times in the best interests of the Company. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

4.          Compensation.

(a)          Base Compensation. For services rendered by Executive under this Agreement, the Company shall pay to Executive a minimum base salary (“Base Compensation”) of $900,000 per annum payable in accordance with the Company’s customary payroll practice for its senior executive officers. The amount of Base Compensation shall be reviewed periodically by the Compensation Committee of the Board (the “Committee”) and may be adjusted from time to time as the Committee may deem appropriate. References in this Agreement to Base Compensation shall refer to annual base salary so increased. Base Compensation, as in effect at any time, may not be decreased without the prior written consent of Executive.

(b)          Annual Bonus. In addition to his Base Compensation, Executive shall be eligible to receive each year during the Term, a cash incentive payment (“Bonus”) in an amount determined by the Committee based on performance goals established by the Committee. The Target Bonus shall be an amount equal to 125% of Executive’s Base Compensation in effect at the time the Bonus is determined by the Committee (“Target Bonus”). Such Bonus, if any, shall be paid not later than the fifteenth day of the second calendar month following the last day of the Company’s fiscal year in which the Bonus was earned ends.

(c)          Equity Compensation. During this Agreement, Executive shall be eligible to participate in any equity compensation arrangement or plan offered by the Company to senior executives on such terms and conditions as the Committee shall determine. Nothing herein shall be construed to give Executive any rights to any amount or type of awards, or rights as a shareholder pursuant to any such plan, grant or award except as provided in such award or grant to Executive provided in writing and authorized by the Committee.

5.          Other Benefits.

(a)          During this Agreement, Executive shall be eligible to participate in benefit and additional incentive compensation plans generally offered by the Company to similarly situated executives, as in effect from time to time, including, without limitation, participation in the various health, retirement, life insurance, short-term and long-term disability insurance, parking and other executive benefit plans or programs provided to the executives of the Company in general, subject to the regular eligibility requirements with respect to each of such benefit plans or programs, and such other benefits or perquisites as may be approved by the Committee during the Term, all on a basis at least as favorable to Executive as may be provided to similarly situated senior executive officers of the Company. Executive shall be entitled to vacation in accordance with the Company’s plans, policies, programs and practices as in effect from time to time.

(b)          Business Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of his duties, which expenses will be subject to the oversight of the Audit Committee of the Board in the normal course of business and will be compliant with the applicable Reimbursement Plan (as defined below) of the Company. It is understood that Executive is authorized to incur reasonable business expenses for promoting the business of the Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation.

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(c)          Automobile. The Company shall provide Executive with an automobile (or an automobile allowance) that is determined by the Committee or the Board to be appropriate for the needs and requirements of Executive’s employment, and the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for maintaining and operating such automobile, as determined by the Committee or the Board. Such reimbursements shall comply with all requirements of the applicable Reimbursement Plan (as defined below) of the Company. Such automobile shall be available to Executive and his spouse for personal use.

(d)          Life Insurance. During Executive’s employment hereunder, the Company shall maintain one or more policies of life insurance on the life of Executive providing an aggregate death benefit in an amount not less than $4 million; provided that the Company shall be under no obligation to incur costs exceeding $30,000 per year in connection with satisfying the provisions of this Section. Executive shall have the right to designate the beneficiary or beneficiaries of the death benefit payable pursuant to such policy or policies. The provisions of this Section can be satisfied in whole or in part by any group life insurance policy provided by the Company in accordance with this Section. Executive shall (i) furnish any and all information reasonably requested by the Company or the insurer to facilitate the issuance of the life insurance policy or policies described in this Section or any adjustment to any such policy, and (ii) take such physical examinations as the Company or the insurer deems necessary. If Executive refuses to cooperate or makes any material misstatement of information or nondisclosure of medical history, then the Company shall have no further obligation to provide the benefit described in this Section.

6.          Termination and Effect on Compensation.

(a)          Resignation by Executive.

(i)          Executive may terminate his employment under this Agreement and resign his position(s) with the Company at any time, for any reason whatsoever, or for no reason, in Executive’s sole discretion, by delivering a Notice of Termination (defined in Section 6(d) below). In the event of such termination, except as otherwise provided below, Executive shall not be entitled to further compensation pursuant to this Agreement except as may be provided by the terms of any benefit plans of the Company in which Executive may be a participant, and the terms of any outstanding equity grants, and for salary accrued but unpaid through the Date of Termination (defined in Section 6(e) below) and reimbursement of business expenses properly incurred but unreimbursed (to the extent reimbursable) prior to Date of Termination.

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(ii)         Notwithstanding the provisions of Section 6(a)(i), in the event that Executive terminates this Agreement by resigning for Good Reason (defined in Section 6(h) below), subject to Executive’s compliance with the provisions of Section 7, (A) the Company shall pay Executive on the 60th day following the Date of Termination (subject to satisfaction of the requirements of Section 6(j) hereof) a lump sum equal to three (3) times the sum of the Base Compensation and the Target Bonus; and (B) the Company shall reimburse Executive for the monthly cost of maintaining health benefits for Executive (and Executive’s spouse and eligible dependents) as of the date of termination of employment under a group health plan of the Company for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), excluding any short-term or long-term disability insurance benefits, for a period of 18 months following the date of the termination of employment, to the extent Executive properly elects COBRA. Notwithstanding the foregoing, in the event that Executive resigns for Good Reason on or prior to the first anniversary of the Effective Date, subject to Executive’s compliance with the provisions of Section 7, the Company shall (A) pay Executive a lump sum equal to $2,000,000 on the 60th day following the Date of Termination and (B) reimburse Executive for the monthly cost of maintaining health benefits for Executive (and Executive’s spouse and eligible dependents) as of the date of termination of employment under a group health plan of the Company for purposes of COBRA, excluding any short-term or long-term disability insurance benefits, for a period of 18 months following the date of the termination of employment, to the extent Executive properly elects COBRA, and the Company shall have no further obligations to Executive except for salary accrued but unpaid through the Date of Termination and reimbursement of business expenses properly incurred but unreimbursed (to the extent reimbursable) prior to Date of Termination.

(b)          Death or Disability of Executive. If Executive dies during the term of this Agreement or if Executive’s employment is terminated by the Company on account of Executive’s Disability (as defined below), then the Company will be obligated to continue for twelve (12) months after the Date of Termination to pay the Base Compensation payments under Section 4(a) of this Agreement and Executive will be entitled to no further compensation or benefits hereunder (other than those set forth in Section 6(a)(i).

“Disability” means Executive’s absence from the full-time performance of Executive’s duties with the Company for 180 business days during any twelve-month period as a result of Executive’s incapacity due to accident, physical or mental illness, or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis as determined by Executive’s physician.

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(c)         Other Terminations.

(i)          By the Company for Reason Other than Cause. The Company may terminate this Agreement and Executive’s employment for any reason whatsoever, or for no reason, in the Board’s sole discretion, upon Notice of Termination. For purposes of this Agreement, acceptance by the Company of Executive’s resignation upon request or by mutual agreement shall be deemed to be a termination by the Company. Except as otherwise provided below, in the event that Executive’s employment is terminated by the Company for any reason other than Cause (defined in Section 6(c)(ii) below), other than due to Executive’s death or Disability, then in addition to any compensation or benefits to which Executive may be entitled through the Date of Termination, subject to Executive’s compliance with the provisions of Section 7: (A) the Company shall pay Executive on the 60th day following the Date of Termination (subject to satisfaction of the requirements of Section 6(j) hereof) a lump sum equal to three (3) times the sum of the Base Compensation and the Target Bonus; and (B) the Company shall reimburse Executive for the monthly cost of maintaining health benefits for Executive (and Executive’s spouse and eligible dependents) as of the date of termination of employment under a group health plan of the Company for purposes of COBRA, excluding any short-term or long-term disability insurance benefits, for a period of 18 months following the date of the termination of employment, to the extent Executive properly elects COBRA. Notwithstanding the foregoing, in the event that the Company terminates Executive’s employment on or prior to the first anniversary of the Effective Date other than for Cause, Executive’s death or Executive’s Disability, the Company, subject to Executive’s compliance with the provisions of Section 7, shall (A) pay Executive a lump sum equal to $2,000,000 on the 60th day following the Date of Termination and (B) reimburse Executive for the monthly cost of maintaining health benefits for Executive (and Executive’s spouse and eligible dependents) as of the date of termination of employment under a group health plan of the Company for purposes of COBRA, excluding any short-term or long-term disability insurance benefits, for a period of 18 months following the date of the termination of employment, to the extent Executive properly elects COBRA, and the Company shall have no further obligations to Executive except for salary accrued but unpaid through the Date of Termination and reimbursement of business expenses properly incurred but unreimbursed (to the extent reimbursable) prior to Date of Termination.

(ii)         By the Company for Cause. Notwithstanding the foregoing provisions of this Section 6, in the event Executive is terminated for Cause, the Company shall have no obligations pursuant to this Agreement after the Date of Termination other than for salary accrued but unpaid through the Date of Termination and reimbursement of business expenses properly incurred but unreimbursed (to the extent reimbursable) prior to Date of Termination. For purposes herein, “Cause” means (A) Executive’s embezzlement, fraud, gross negligence, gross neglect or willful misconduct in the performance of the duties required hereunder, (B) Executive’s commission of a felony, (C) Executive’s material breach of this Agreement or any other agreement with the Company or its Affiliates, or (D) Executive’s failure to follow any lawful directive of the Board or other refusal to perform his duties hereunder. Notwithstanding the foregoing, prior to any termination for Cause under clauses (A), (C)  or (D) of the preceding sentence, (X) the Company must provide Executive with reasonable notice detailing the failure or conduct on which the termination is to be based, (Y) the Company must provide Executive a reasonable opportunity to cure such failure or conduct (to the extent curable), and (Z) after such notice and an opportunity to cure, the Committee must reasonably determine that Executive has not cured such failure or conduct. Executive shall not be deemed to have been terminated for Cause unless and until Executive shall have been provided an opportunity to be heard in person by the Committee (with the assistance of Executive’s counsel if Executive so desires) on at least five business days’ advance notice, and the Committee must approve the termination of Executive for Cause by a two-thirds vote.

(iii)        If Executive is a “specified employee” (as defined within Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the accompanying regulations to Section 409A of the Code (the “Nonqualified Deferred Compensation Rules”) at the time that Executive incurs a “separation from service” (as defined in the Nonqualified Deferred Compensation Rules), payments or benefits that would be considered deferred compensation under Section 409A of the Code shall not be provided in accordance with the time periods described in the applicable Sections, but shall be delayed for a period of six months. Such amounts that would otherwise be payable upon separation from service shall be paid to Executive as of the earlier of: (1) the first day of the seventh month following Executive’s separation from service; or (2) Executive’s date of death.

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(iv)        With respect to reimbursements and in-kind benefits provided pursuant to this Agreement: (1) the amounts reimbursed and in-kind benefits under this Agreement during Executive’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (2) the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, (3) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit, and (4) any expenses reimbursed/in-kind benefits will not affect the expenses eligible for reimbursement/in-kind benefits provided in any other year (any such reimbursement or in-kind benefit arrangement to be referred to herein as a “Reimbursement Plan”).

(d)        Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive and any purported termination of this Agreement shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 11 hereof. Notice of Termination shall include the effective Date of Termination of this Agreement. Any Notice of Termination shall be deemed to also be Executive’s resignation as director and/or officer of any Affiliate of the Company and from all other positions Executive holds with the Company or its Affiliates. Executive agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon the Date of Termination, regardless of when or whether he executes any such documentation.

(e)        Date of Termination. “Date of Termination” shall mean in the case of Executive’s death, his date of death, and in all other cases, the date specified in the Notice of Termination as the effective date on which this Agreement shall be terminated, provided that for purposes of determining the date of payment pursuant to Executive’s termination for any reason Executive’s separation of service in accordance with Treasury Regulation 1.409A-1(h) shall be used.

(f)         No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by Executive as a result of employment by another employer, self-employment earnings, or by retirement benefits.

(g)        Section 280G.

(i)          Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a change of control of the Company or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided that the Total Payments will only be reduced if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income and employment taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

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(ii)         In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (1) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (2) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; (3) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (4) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; and (5) all other non-cash benefits not otherwise described in clauses (2) or (4) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (1)-(4) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation.

(iii)        For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (A) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (B) no portion of the Total Payments will be taken into account which, in the opinion of the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of the Company, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(h)         Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances, without Executive’s written consent:

(i)          the change of Executive’s title or the assignment to Executive of any duties that materially adversely alter the nature or status of Executive’s office, title, responsibilities, including reporting responsibilities, or action by the Company that results in the material diminution of Executive’s position, duties or authorities, from those in effect immediately prior to such change in title, assignment or action;

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(ii)         any material reduction in Executive’s Base Compensation or Target Bonus opportunity;

(iii)        the Company’s requiring Executive to permanently relocate anywhere outside the greater Houston, Texas metropolitan area, except for required travel on the Company’s business to an extent substantially consistent with Executive’s obligations under this Agreement; or

(iv)        the Company’s material breach of this Agreement.

Executive is required to provide notice to the Company of the existence of the conditions described above in this Section 6(h) within a period not to exceed 90 days from the initial existence of the condition, upon the notice of which the Company must be provided a period of at least 30 days during which it may remedy the condition. Any resignation for Good Reason must occur after the Company’s failure to remedy, and in all events must occur within 150 days following the initial existence of the condition.

(i)          Reimbursements for Expenses. The Company shall reimburse Executive for business expenses properly incurred prior to the Date of Termination, regardless of the circumstances of termination, and in accordance with the Company’s Reimbursement Plans.

(j)          Post-Termination Release. Notwithstanding any other provisions of this Agreement, it shall be a condition to Executive’s right to receive the amounts provided for in Sections 6(a)(ii), 6(b), 6(c)(i) and 8 of this Agreement that Executive (or Executive’s estate, as applicable) will execute and deliver to the Company an effective release of claims in the form attached hereto as Exhibit A (the “Release”) within the time period set forth therein (and in all events within 59 days following the Date of Termination) with all periods for revocation thereof having expired. The form of the Release may be modified by the Company to reflect changes in the applicable law or regulations.

7.          Restrictive Covenants.

(a)          General. The parties acknowledge that during the Term, the Company will disclose to Executive or provide Executive with access to trade secrets or confidential information (“Confidential Information”) of the Company or its Affiliates; and/or place Executive in a position to develop business goodwill on behalf of the Company or its Affiliates; and/or entrust Executive with business opportunities of the Company or its Affiliates. As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the trade secrets and Confidential Information of the Company and its Affiliates that have been and will in the future be disclosed or entrusted to Executive, the business good will of the Company and its Affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by the Company and its Affiliates; and as an additional incentive for the Company to enter into this Agreement, the Company and Executive agree to the following obligations relating to unauthorized disclosures, non-competition and non-solicitation.

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(b)          Confidential Information; Unauthorized Disclosure. (i) Executive shall not, whether during the period of his employment hereunder or thereafter, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an executive of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Company, any Confidential Information, including but not limited to technology, know-how, processes, maps, geological and geophysical data, other proprietary information and any information whatsoever of a confidential nature; provided, however, that Confidential Information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information which Executive may be required to disclose by any applicable law, order, or judicial or administrative proceeding, provided that Executive first notifies the Company to facilitate a possible protective order and thereafter discloses only the minimum amount of Confidential Information required. Within fourteen (14) days after the termination of Executive’s employment for any reason, Executive shall return to the Company all documents and other tangible items containing Company information which are in Executive’s possession, custody or control. Executive agrees that all Confidential Information of the Company exclusively belongs to the Company, and that any work of authorship relating to the Company’s business, products or services, whether such work is created solely by Executive or jointly with others, and whether or not such work is Confidential Information, shall be deemed exclusively belonging to the Company.

(ii)         Nothing in this Agreement will prohibit or restrict Executive from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority or participating in an investigation conducted by any governmental agency or authority. Executive cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. As a result, the Company and Executive shall have the right to disclose trade secrets in confidence to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Each of the Company and Executive also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with that right or to create liability for disclosures of trade secrets that are expressly allowed by the foregoing.

(c)          Non-Competition. During the Term and for a period of 12 months thereafter, Executive shall not in any geographic area or market where the Company or any of its Affiliates are conducting any Business (defined below) or have during the previous 12 months conducted such Business, directly or indirectly for Executive or for others, engage in or become interested financially in as a principal, executive, partner, shareholder, agent, manager, owner, advisor, lender, guarantor of any person engaged in any business substantially identical to the Business (defined below), or otherwise; provided, however, that Executive may invest in stock, bonds or other securities in any such business (without participating in such business) if: (A) such stock, bonds or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market and (B) aggregate investment does not exceed, in the case of any capital stock of any one issuer, 5% of the issued and outstanding capital stock, or in the case of bonds or other securities, 5% of the aggregate principal amount thereof issued and outstanding. The term “Business” shall mean the exploration, development and production of crude petroleum and natural gas.

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(d)          Non-Solicitation. Executive undertakes toward the Company and is obligated, during the Term and for a period of 12 months thereafter, in any geographic area or market where the Company or any of its Affiliates are conducting any Business or have during the previous 12 months conducted such Business, not to solicit or hire, directly or indirectly for Executive or for others, in any manner whatsoever, in the capacity of employee, executive, consultant or in any other capacity whatsoever, one or more of the employees, executives, directors or officers or other persons (hereinafter collectively referred to as “Company Executives”) who at the time of solicitation or hire, or in the one-year  period prior thereto, are or were working full-time or part-time for the Company or any of its Affiliates and not to endeavor, directly or indirectly, in any manner whatsoever, to encourage any of said Company Executives to leave his or her job with the Company or any of its Affiliates and not to endeavor, directly or indirectly, and in any manner whatsoever, to incite or induce any client of the Company or any of its Affiliates to terminate, in whole or in part, its business relations with the Company or any of its Affiliates.

(e)          Enforcement and Reformation. It is the desire and intent of the parties that the provisions of this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 7 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable. Such deletion shall apply only with respect to the operation of such provisions of this Section 7 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this Section 7 is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

(f)          Remedies. In the event of a breach or threatened breach by Executive of the provisions of this Section 7, Executive acknowledges that money damages would not be sufficient remedy, and the Company shall be entitled to specific performance, injunction and such other equitable relief as may be necessary or desirable to enforce the restrictions contained herein, without providing any bond and irrespective of any requirement of necessity or other showing. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.

(g)          Nondisparagement. Executive shall refrain from any criticisms or disparaging comments about the Company or its Affiliates, or any of their respective directors, officers, employees, advisors or stakeholders, or in any way relating to Executive’s employment or separation from employment; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by Executive to any state or federal law enforcement agency or require notice to the Company thereof, and Executive will not be in breach of the covenant contained above solely by reason of testimony or disclosure which is compelled by applicable law or regulation or process of law. The Company shall, and shall instruct its directors and senior executive officers to, refrain from making any formal public statements containing any criticisms or disparaging comments about Executive, including any criticisms or disparaging comments that in any way relate to Executive’s employment or separation from employment; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information to any state or federal law enforcement agency or require notice to Executive thereof, and none of the Company or any of its Affiliates will be in breach of the covenant contained above solely by reason of testimony or disclosure which is compelled by applicable law or regulation or process of law. A violation or threatened violation of these prohibitions may be enjoined by the courts. The rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.

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8.          Board Evaluation Right. Until the first anniversary of the Effective Date, the Board will have the right, in its sole discretion, to reevaluate this Agreement to ensure that the terms contained herein are consistent with market practices. To the extent the Board determines that the terms of this Agreement are inconsistent with market practices, the Board will provide to Executive a notice (the “Evaluation Notice”) and the parties will negotiate in good faith to revise this Agreement as necessary. If the parties are unable to reach an agreement within 30 days of the Evaluation Notice, the Board may terminate this Agreement and Executive’s employment, and, subject to Executive’s compliance with the provisions of Section 7 and Executive’s execution of the Release, the Company shall (A) pay Executive a lump sum equal to $2,000,000 on the 60th day following the date of such termination and (B) reimburse Executive for the monthly cost of maintaining health benefits for Executive (and Executive’s spouse and eligible dependents) as of the date of termination of employment under a group health plan of the Company for purposes of COBRA, excluding any short-term or long-term disability insurance benefits, for a period of 18 months following the date of the termination of employment, to the extent Executive properly elects COBRA, and the Company shall have no further obligations to Executive (notwithstanding any other provisions of this Agreement) except for salary accrued but unpaid through the date of termination and reimbursement of business expenses properly incurred but unreimbursed (to the extent reimbursable) prior to date of termination.

9.          Release. Executive hereby, for himself, his heirs, executors, successors and assigns, releases and forever discharges the Company, Energy XXI Ltd. and their affiliates (the “EXXI Parties”) from any and all claims he may have, or now has, against any of the EXXI Parties (including, without limitation, any claims arising from the employment agreement, dated as of September 10, 2008 by and between Energy XXI (Bermuda) Limited and Executive (as amended, the “Employment Agreement”), or any of the EXXI Parties’ rejection of the Employment Agreement). Executive agrees not to assert any of the foregoing claims against any of the EXXI Parties; provided, however, that Executive may assert and receive a recovery on any prepetition indemnification claims as Class 11 General Unsecured Claims in accordance with the terms of the Debtors’ Second Amended Proposed Joint Chapter 11 Plan of Reorganization [Docket No. 1638] (as amended).

10.         Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates and for which Executive may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Executive may have under any stock option or other agreements with the Company or any of its Affiliates.

11.         Non-assignability by Executive. The obligations of Executive hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer, except by will or the laws of descent and distribution.

12.         Method of Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by overnight courier or by facsimile with confirmation of receipt or on the third business day after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address and facsimile number, directed to the attention of the Board with a copy to the Secretary of the Company, and to Executive at Executive’s residence address and facsimile number on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

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13.         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.         Successors and Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), and this Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor by operation of law or otherwise and any successor to its business and/or assets as aforesaid which assumes this Agreement.

15.         Indemnification. The Company agrees to indemnify Executive with respect to any acts or omissions he may in good faith commit during the period during which he is an officer, director and/or employee of the Company or any Affiliate thereof, and to provide him with coverage under any directors’ and officers’ liability insurance policies, in each case on terms not less favorable than those provided to its other directors and officers generally, as in effect from time to time.

16.         Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive, his spouse, his estate or beneficiaries, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

17.         Waiver and Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.         Applicable Law. This Agreement is entered into under, and the validity, interpretation, construction and performance of this Agreement shall be governed by, the laws of the State of Texas.

19.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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20.         Entire Agreement. Except as provided herein, this Agreement is an integration of the parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement; and this Agreement contains the entire understanding of the parties in respect of the subject matter and supersedes and replaces in full all prior written or oral agreements and understandings between the parties with respect to such subject matters. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Notwithstanding the foregoing, all of Executive’s restrictive covenant obligations herein are in addition to all of Executive’s other similar obligations to the Company (whether by separate agreement, Company policy, or applicable law).

21.         Representation by Executive. Executive hereby represents and warrants to the Company that, as of the Effective Date, he is not a party to any employment or other agreement with any third party which would preclude him from continuing employment with the Company and performing his obligations under this Agreement.

22.         Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

23.         Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

24.         Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

25.         Cooperation. Executive agrees, during and after the Term, without limitation as to time, to provide information, assistance and cooperation to the Company and its Affiliates, including but not limited to the transition of his most recent role and his attendance and truthful testimony with respect to the Company’s or its Affiliates’ investigation, analysis, resolution, defense and/or prosecution of any existing and/or future claims, disputes or disagreements with respect to any and all matters about which Executive has knowledge, or should have knowledge, by virtue of his employment with the Company or otherwise. Such assistance and cooperation shall be provided by Executive without fee or charge. The Company will take reasonable steps to ensure that such assistance shall be given during regular business hours at locations and times mutually agreed upon by Executive and the Company, except with respect to mandated court appearances for which Executive will make himself available upon reasonable notice. Executive shall be entitled to receive prompt reimbursement for all reasonable travel expenses incurred by him in accordance with such cooperation, provided that Executive properly accounts for such expenses in accordance with the Company’s policies and procedures.

26.         Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or its Affiliates, which is subject to recovery under any law, government regulation, stock exchange listing requirement or applicable Company policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy.

27.         Survival. The obligations of the Company and Executive under this Agreement which by their nature may require either partial or total performance after the expiration or termination of the Term or this Agreement (including those under Sections 7 and 25) will survive any termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of December 30, 2016 effective for all purposes as provided above on the Effective Date.

Energy XXI Gulf Coast, inc.

By:	/s/ Hugh A. Menown
Name:	Hugh A. Menown
Title:	Executive Vice President, Chief Accounting Officer

EXECUTIVE

/s/ John D. Schiller, Jr.
John D. Schiller, Jr.

[Signature Page to Employment Agreement - Schiller]

Exhibit A

WAIVER AND RELEASE OF CLAIMS Agreement

John D. Schiller , Jr. (“Executive”) hereby acknowledges that Energy XXI Gulf Coast, Inc. (“Employer”) is offering Executive certain payments in connection with Executive’s termination of employment pursuant to the employment agreement entered into between Employer and Executive, as amended (the “Employment Agreement”), in exchange for Executive’s promises in this Waiver and Release of Claims Agreement (this “Agreement”).

Severance Payments

1.          Executive agrees that Executive will be entitled to receive the applicable severance payments under the Employment Agreement (the “Severance Payments”) only if Executive accepts and does not revoke this Agreement, which requires Executive to release both known and unknown claims.

2.          Executive agrees that the Severance Payments tendered under the Employment Agreement constitute fair and adequate consideration for the execution of this Agreement. Executive further agrees that Executive has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and that the Severance Payments are in addition to payments and benefits to which Executive is otherwise entitled.

Claims That Are Being Released

3.          Executive agrees that this Agreement constitutes a full and final release by Executive and Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Executive has or may have to date against Employer and any of its parents, subsidiaries, or affiliated entities and their respective officers, directors, shareholders, partners, joint venturers, employees, consultants, insurers, agents, predecessors, successors, and assigns, arising out of or related to Executive’s employment or the termination thereof, or otherwise based upon acts or events that occurred on or before the date on which Executive signs this Agreement. To the fullest extent allowed by law, Executive hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments. This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local, or other governmental statute, regulation, or ordinance, including, without limitation:

(a)	claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, and any and all other federal, state, municipal, local, or foreign equal opportunity laws;

(b)	if applicable, claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, and claims for wrongful termination in violation of public policy;

(c)	claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s employee benefit plans;

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(d)	claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

(e)	claims of violation of federal, state, municipal, local, or foreign laws concerning leaves of absence, such as the Family and Medical Leave Act.

Claims That Are Not Being Released

4.          This release does not include any claims that may not be released as a matter of law, and this release does not waive claims or rights that arise after Executive signs this Agreement. Further, this release will not prevent Executive from doing any of the following:

(a)	obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Executive lives and works, provided Executive satisfies the legal requirements for such benefits (nothing in this Agreement, however, guarantees or otherwise constitutes a representation of any kind that Executive is entitled to such benefits);

(b)	asserting any right that is created or preserved by this Agreement, such as Executive’s right to receive the Severance Payments;

(c)	filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”) or any duly authorized agency of the United States or any state (however, Executive is hereby waiving the right to any personal monetary recovery or other personal relief should the EEOC (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Executive’s behalf); or

(d)	challenging or seeking determination in good faith of the validity of this waiver under the Age Discrimination in Employment Act (nor does this release impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law).

Additional Executive Covenants

5.          To the extent applicable, Executive confirms and agrees to Executive’s continuing obligations under the Employment Agreement, including, without limitation, following termination of Executive’s employment with Employer. This includes, without limitation, Executive’s continuing obligations under Sections 7 and 24 of the Employment Agreement.

Voluntary Agreement And Effective Date

6.          Executive understands and acknowledges that, by signing this Agreement, Executive is agreeing to all of the provisions stated in this Agreement, and has read and understood each provision.

7.          The parties understand and agree that:

(a)	Executive will have a period of 21 calendar days in which to decide whether or not to sign this Agreement, and an additional period of seven calendar days after signing in which to revoke this Agreement. If Executive signs this Agreement before the end of such 21-day period, Executive certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 21-day period or (ii) an offer to provide different terms in exchange for signing this Agreement before the end of such 21-day period.

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(b)	In order to exercise this revocation right, Executive must deliver written notice of revocation to [_____________________] on or before the seventh calendar day after Executive executes this Agreement. Executive understands that, upon delivery of such notice, this Agreement will terminate and become null and void.

(c)	The terms of this Agreement will not take effect or become binding, and Executive will not become entitled to receive the Severance Payments, until that seven-day period has lapsed without revocation by Executive. If Executive elects not to sign this Agreement or revokes it within seven calendar days of signing, Executive will not receive the Severance Payments.

(d)	All amounts payable hereunder will be paid in accordance with the applicable terms of the Employment Agreement.

Governing Law

8.          This Agreement will be governed by the substantive laws of the State of Texas, without regard to conflicts of law, and by federal law where applicable.

9.          If any part of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected in any way.

Consultation With Attorney

10.         Executive is hereby encouraged and advised to confer with an attorney regarding this Agreement. By signing this Agreement, Executive acknowledges that Executive has consulted, or had an opportunity to consult with, an attorney or a representative of Executive’s choosing, if any, and that Executive is not relying on any advice from Employer or its agents or attorneys in executing this Agreement.

11.         This Agreement was provided to Executive for consideration on [INSERT DATE THIS AGREEMENT PROVIDED TO EXECUTIVE].

PLEASE READ THIS AGREEMENT CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executive certifies that Executive has read this Agreement and fully and completely understands and comprehends its meaning, purpose, and effect. Executive further states and confirms that Executive has signed this Agreement knowingly and voluntarily and of Executive’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

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EXECUTIVE

Date: